Exhibit 10.2

Execution Copy

EXCHANGE AGREEMENT

dated as of January 1, 2018

among

GRAPHIC PACKAGING HOLDING COMPANY,

GPI HOLDING III, LLC

INTERNATIONAL PAPER COMPANY,

and

GRAPHIC PACKAGING INTERNATIONAL PARTNERS, LLC

ii

EXCHANGE AGREEMENT

EXCHANGE AGREEMENT (this “Agreement”), dated as of January 1, 2018, by and among Graphic Packaging International Partners, LLC (f/k/a Gazelle Newco LLC), a Delaware limited liability company (the “Company”), Graphic Packaging Holding Company, a Delaware corporation (“Parent”), GPI Holding III, LLC, a Delaware limited liability company and wholly owned indirect Subsidiary of Parent (“Gazelle Holdco”), and International Paper Company, a New York corporation, as a holder of Common Units (as defined below) (“Impala”).

W I T N E S S E T H:

WHERES, pursuant to that certain Transaction Agreement, dated October 23, 2017, among Parent, the Company, Gazelle Holdco and Impala (the “Transaction Agreement”), Impala has agreed to contribute the Transferred Business (as defined in the Transaction Agreement) to the Company in exchange for Common Units, and the parties to the Transaction Agreement have effected or agreed to effect the Transactions (as defined in the Transaction Agreement); and

WHEREAS, the parties hereto desire to provide for the exchange of Common Units for shares of Common Stock (as defined below) or cash, in each case on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements herein made and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

ARTICLE I

DEFINITIONS AND USAGE

Section 1.01 Definitions.

(a) The following terms shall have the following meanings for the purposes of this Agreement:

“Board” means the board of directors of Parent.

“Business Day” means a day other than Saturday, Sunday or a day on which banks located in New York, New York are authorized or required by applicable Law to close.

“Cap” means 61,633,409 shares of Common Stock, subject to adjustment pursuant to Section 2.03.

“Cash Exchange Payment” means an amount in cash (i) in the case of Common Units as to which an Election Notice is (or is deemed to be) given, equal to the product of (A) the number of shares of Common Stock into which the surrendered Common Units are exchangeable and (B) the VWAP of the Common Stock for the ten consecutive Trading Days immediately prior to the date of delivery of the relevant Notice of Exchange or (ii) in the case of a Parent Offer or Parent Change of Control, as determined pursuant to Section 2.04.

“Common Stock” means the Common Stock, $0.01 par value per share, of Parent.

“Code” means the United States Internal Revenue Code of 1986.

“Common Unit” has the meaning assigned to it in the LLC Agreement.

“Credit Agreement” means the Second Amended and Restated Credit Agreement effective October 2, 2014, among Graphic Packaging International and certain of its Subsidiaries, as Borrowers; Bank of America, N.A. as Administrative Agent, L/C Issuer, Swing Line Lender, Swing Line Euro Tranche Lender and Alternative Currency Funding Fronting Lender; and the other agents named therein and several lenders from time to time parties thereto.

“Deliverable Common Stock” means Common Stock, if any, to be delivered pursuant to an Exchange.

“Disqualified Purchaser” means a Person who (i) is or would be the beneficial owner (as defined in Rule 13d-3 promulgated under the Exchange Act) of five percent (5%) or more of the outstanding Common Stock after giving effect to any purchases of Deliverable Common Stock from Holder in connection with an Exchange or (ii) is listed on Schedule A to this Agreement.

“Exchange Act” means the Securities Exchange Act of 1934.

“Exchange Date” means the latest of (i) five (5) Business Days after the end of the Election Period without delivery of an Election Notice or a Call Election Notice (or such later date as is specified in the Notice of Exchange), (ii) if an Election Notice is delivered during the Election Period, a date specified by the Company or Gazelle Holdco, as applicable, that is not more than ten (10) Business Days following the date such Election Notice is delivered (or such later date as is specified in the Notice of Exchange), or (iii) two (2) Business Days after the date upon which Holder certifies in writing to Parent that all of the contingencies described in Section 2.02(d)(i) and all other contingencies described in such Notice of Exchange are satisfied or will be satisfied concurrently upon the effectiveness of such Exchange; provided, that the Exchange Date in respect of any Parent Offer shall mean the earlier of (x) the date and time immediately prior to the consummation of such Parent Offer and (y) the date specified in an Election Notice in respect of a Cash Exchange Payment made pursuant to Section 2.04; provided, further, that the Exchange Date in respect of any Exchange effected in connection with a Piggyback Registration (as defined in the Registration Rights Agreement) shall be the date and time immediately prior to the consummation of any such sale by a Holder pursuant to such Piggyback Registration.

“Exchange Rate” means the number of shares of Common Stock for which one Common Unit is entitled to be Exchanged under this Agreement. On the date of this Agreement, the Exchange Rate is one (1), subject to adjustment pursuant to Section 2.03.

“Fair Market Value” means, as of any date, (i) in the case of publicly-traded securities, the VWAP of such publicly-traded securities for the ten consecutive Trading Days ending on such date and (ii) in the case of any other property, the “Fair Market Value” of such property, as such term is defined in and determined in accordance with the LLC Agreement.

“Governance Agreement” means that certain Governance Agreement, dated as of the date hereof, between Impala and Parent.

“Governmental Entity” means any United States federal, state or local, or foreign, international or supranational, government, court or tribunal, or administrative, executive, governmental or regulatory or self-regulatory body, agency or authority thereof.

“Graphic Packaging International” means Graphic Packaging International, LLC (f/k/a Graphic Packaging International, Inc.), a Delaware limited liability company.

“Holder” means Impala or any Permitted Transferee.

“Law” means any federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Governmental Entity.

“LLC Agreement” means that certain Amended and Restated Limited Liability Company Agreement of the Company, dated as of the date hereof, among the Company, Gazelle Holdco, Impala, and each other Person who at any time after the date hereof becomes a Member in accordance with the terms thereof and the Delaware Limited Liability Company Act and to the extent specified therein, Parent.

“Managing Member” has the meaning assigned to it in the LLC Agreement.

“Maximum Amount” means the lesser of (i) a number of Common Units equal to twenty-five percent (25%) of the Common Units owned by Holder as of the date of this Agreement (subject to adjustment pursuant to Section 2.03) or (ii) Common Units exchangeable for a Cash Exchange Payment (regardless of whether Parent elects or is permitted to make a Cash Exchange Payment) equal to or greater than $250,000,000, provided that in no event shall the Maximum Amount be less than the Minimum Amount.

“Minimum Amount” means the lowest of (i) a number of Common Units equal to ten percent (10%) of the Common Units owned by Holder as of the date of this Agreement (subject to adjustment pursuant to Section 2.03), (ii) a number of Common Units exchangeable for a Cash Exchange Payment (regardless of whether Parent elects or is permitted to make a Cash Exchange Payment) equal to or greater than $100,000,000 or (iii) all of the Common Units owned by a Holder and its Affiliates, provided that in no event shall the Minimum Amount exceed the Maximum Amount.

“Person” means an individual, corporation, partnership, joint venture, association, trust, unincorporated organization, limited liability company or Governmental Entity.

“Qualifying Financing” means any incurrence of indebtedness in an original principal amount equal to or in excess of $75,000,000 incurred by Parent, the Company or any Subsidiary thereof that does not contain provisions restricting the ability of Parent or the Company to effect an Exchange by the making of a Cash Exchange Payment that are not, taken as a whole, more restrictive than the most restrictive of such provisions contained in a Specified Contract as of the Effective Date.

“Qualifying Refinancing” means any refinancing, replacement, renewal, modification, restatement, substitution, supplement, reissuance, resale or extension of any Specified Contract that does not contain provisions restricting the ability of Parent or the Company to effect an Exchange by the making of a Cash Exchange Payment that are not, taken as a whole, more restrictive than the most restrictive of such provisions contained in a Specified Contract as of the Effective Date.

“Parent Change of Control Transaction” means

(a) a merger or consolidation in which (i) Parent is a constituent party or (ii) a Subsidiary of Parent is a constituent party and Parent issues shares of its capital stock pursuant to such merger or consolidation, except any such merger or consolidation involving Parent or a Subsidiary of Parent in which the holders of shares of capital stock of Parent outstanding immediately prior to such merger or consolidation continue to hold, or whose shares of capital stock of Parent are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, a majority, by voting power, of the capital stock of (A) the surviving or resulting corporation or other entity or (B) if the surviving or resulting corporation or other entity is a wholly-owned Subsidiary of another corporation or other entity immediately following such merger or consolidation, the parent corporation or other entity of such surviving or resulting corporation or other entity,

(b) the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by Parent or any Subsidiary of Parent of all or substantially all the assets of Parent and its Subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of one or more Subsidiaries of Parent if substantially all of the assets of Parent and its Subsidiaries taken as a whole are held by such Subsidiary, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly-owned Subsidiary of Parent or

(c) the acquisition by any Person (other than Impala or Affiliate thereof) of a majority of the outstanding Equity Securities (as defined in the LLC Agreement) of Parent entitled to vote generally in the election of directors to the Board.

“Parent Parties” means, collectively, Parent, Gazelle Holdco and the Company.

“Registration Rights Agreement” means that certain Registration Rights Agreement, dated as of the date hereof, between Impala and Parent.

“SEC” means the Securities and Exchange Commission or any other federal agency at the time administering the Securities Act.

“Securities Act” means the Securities Act of 1933.

“Specified Contract” means each of (i) the Indenture, dated as of September 29, 2010, among Graphic Packaging International and Parent and the other note guarantors party thereto, and U.S. Bank National Association, as Trustee; (ii) the Supplemental Indenture, dated as of April 2, 2013, among Graphic Packaging International, the guarantors named therein and the Trustee; (iii) the Indenture dated as of November 6, 2014, by and among Graphic Packaging International, the guarantors named therein and the Trustee; (iv) the First Supplemental Indenture dated as of November 6, 2014 by and among Graphic Packaging International the guarantors named therein and the Trustee; (v) the Second Supplemental Indenture dated as of August 11, 2016 by and among Gazelle International, Parent, the other guarantors named therein and the Trustee, (vi) the Credit Agreement, (vii) any agreement, document, indenture, instrument, note or other similar contract relating to a Qualifying Financing and (viii) any agreement, document, indenture, instrument, note or other similar contract relating to a Qualifying Refinancing.

“Stockholder Approval” means the approval of Parent’s stockholders to issue shares of Common Stock in an amount greater than the Cap in exchange for Common Units, as contemplated by Rule 312.03 of the New York Stock Exchange.

“Tax Receivable Agreement” has the meaning assigned to it in the LLC Agreement.

“Trading Day” means any Business Day on which the Common Stock is traded, or able to be traded, on the principal U.S. national securities exchange on which the Common Stock is listed or admitted to trading, provided that a Trading Day shall not include any day (i) on which there is a failure by the primary exchange on which the Common Stock trades to open for trading during its regular trading session or (ii) there occurs, prior to 1:00 p.m., New York City time an aggregate one half-hour period of any suspension or limitation imposed on trading (by reason of movements in price exceeding limits permitted by the stock exchange or otherwise) in the Common Stock.

“Trustee” means U.S. Bank, national association.

“VWAP” means, for any specified period, with respect to a share of Common Stock, a price per share equal to the volume-weighted average of the trading prices of such stock, as reported by Bloomberg L.P., or its successor, for such period (without regard to pre-open or after hours trading outside of any regular trading session during such period) on the principal U.S. securities exchange on which the Common Stock is listed or admitted to trading, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Common Stock.

(b) Capitalized terms used but not defined herein shall have the meaning ascribed thereto in the LLC Agreement.

(c) Each of the following terms is defined in the Section set forth on the page indicated:

Term	Page
Agreement	3
Call Election Notice	11
Call Right	11
Company	3
Election Notice	10
Election Period	10
Exchange	9
Exchange Agent	10
Exchanging Holder	9

Term	Page
Gazelle Holdco	3
Impala	3
Notice of Exchange	10
Parent	3
Parent Offer	14
Permitted Transferee	17
Resale Condition	11
Transaction Agreement	3

Section 1.02 Other Definitional and Interpretative Provisions. When a reference is made in this Agreement to an Article, Exhibit or Section, such reference shall be to an Article, Exhibit or Section of this Agreement unless otherwise indicated. The table of contents to this Agreement, and the Article, Exhibit and Section headings contained in this Agreement, are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The definitions contained in this Agreement are applicable to the singular as well as the plural forms of such terms and to the masculine as well as to the feminine and neuter genders of such terms and any reference to the masculine, feminine or neuter gender shall be deemed to include any gender or all three as appropriate. Unless otherwise specified, any agreement, instrument or statute defined or referred to herein or in any agreement or instrument that is referred to herein means such agreement, instrument or statute as from time to time amended, modified or supplemented. Unless the context otherwise requires, “or,” “neither,” “nor,” “any,” “either,” and “or” shall not be exclusive or disjunctive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement, and in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement. Reference to any agreement, document or instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict. References to any Law shall be deemed to refer to such Law, together with the rules and regulations promulgated thereunder, in each case as may be amended from time to time and any successor thereto. References to any Person shall be deemed to refer to that Person’s successors and permitted assigns.

ARTICLE II

EXCHANGE

Section 2.01 Exchange of Common Units.

(a) Subject to any restrictions set forth in the Governance Agreement and Section 2.01(b), each Holder shall be entitled from time to time after the second anniversary of this Agreement and upon the terms and subject to the conditions hereof, to surrender Common Units to the Company in exchange (such exchange, an “Exchange” and such Holder, an “Exchanging Holder”) for the delivery by the Company to the Exchanging Holder at the option of the Company of either (i) a number of shares of Common Stock that is equal to the product of the number of Common Units to be Exchanged multiplied by the Exchange Rate, (ii) a Cash Exchange Payment or (iii) a combination of shares of Common Stock and a Cash Exchange Payment; provided that, notwithstanding anything herein to the contrary and subject to Section 2.01(b), each Holder (with a Holder and its Affiliates being treated as a single Holder) shall not be entitled to effect an Exchange (x) upon more than one occasion during any one-hundred-eighty (180) consecutive day period, (y) with respect to fewer than the Minimum Amount of Common Units or (z) with respect to more than the Maximum Amount of Common Units. Simultaneous with any such Exchange (without duplication of any Units otherwise issued in connection with contributions under the LLC Agreement not being conducted under this Agreement), the Company shall issue a number of Common Units to Gazelle Holdco equal to the number of Common Units surrendered in such Exchange.

(b) Notwithstanding anything herein to the contrary (i) prior to obtaining the Stockholder Approval, neither the Company nor any Parent Party may effect any Exchange by delivery of shares of Common Stock pursuant to Section 2.01(a)(i), to the extent such Exchange, together with all other Exchanges pursuant to this Agreement, would result in Parent issuing a number of shares of Common Stock in excess of the Cap; provided that, in such event, the Company or Gazelle Holdco, as applicable, shall be deemed to have provided an Election Notice with respect to (and shall make a Cash Exchange Payment for) the number of Common Units the exchange of which would result in Parent issuing shares of Common Stock in excess of the Cap, (ii) neither the Company nor any Parent Party shall be obligated to effect any Exchange for a Cash Exchange Payment in the circumstances described in Section 2.01(b)(i) to the extent that such exchange would constitute a breach or default under a Specified Contract; provided that in such event, interest shall accrue at a per annum rate equal to the Base Rate (as such term in defined in the Existing Credit Agreement) beginning on the date such Case Exchange Payment would have been made had such Cash Exchange Payment not constituted a breach or default under a Specified Contract, (iii) neither the Company nor any Parent Party shall be obligated to effect any Exchange to the extent that such Exchange would constitute a violation of applicable Law; provided that, in such event, the Company or Gazelle Holdco, as applicable, shall be deemed to have provided an Election Notice with respect to (and shall make a Cash Exchange Payment for) the Common Units to the extent doing so would not constitute a violation of applicable Law, and (iv) neither the Company nor any Parent Party shall be obligated to effect any Exchange during any period of time during which Parent is permitted not to facilitate the registration and resale of Deliverable Common Stock pursuant to Section 2.1.6 of the Registration Rights Agreement. For the avoidance of doubt, any decision to seek the Stockholder Approval shall be in all respects at Parent’s sole discretion.

Section 2.02 Exchange Procedures; Notices and Revocations.

(a) An Exchanging Holder may exercise the right to effect an Exchange as set forth in Section 2.01 by delivering a written notice of exchange in respect of the Common Units to be Exchanged substantially in the form of Exhibit A hereto (the “Notice of Exchange”), duly executed by such Exchanging Holder, to Parent, Gazelle Holdco and the Company at the address set forth in Section 4.03 during normal business hours on any Business Day, or if any agent for the Exchange is duly appointed and acting (an “Exchange Agent”), to the office of the Exchange Agent during normal business hours on any Business Day. If Common Units are then represented by certificates, certificates representing at least the number of Common Units being exchanged, with instruments of transfer reasonably acceptable to the Company and executed in blank, shall be delivered by the Exchanging Holder to the Company with the Notice of Exchange. If such certificates have been lost, the Exchanging Holder may deliver, in lieu of such certificates, an affidavit of lost certificates.

(b) Upon receipt of a Notice of Exchange, the Company or Gazelle Holdco (if Gazelle Holdco has delivered a Call Election Notice pursuant to paragraph (c)), as applicable, may deliver to the Exchanging Holder a notice (an “Election Notice”) within three (3) Business Days after receipt by Parent and the Company of such Notice of Exchange (the “Election Period”), in which the Company (or Gazelle Holdco) may elect in whole or in part for a Cash Exchange Payment to be provided in an Exchange pursuant to Section 2.01, except to the extent that a Cash Exchange Payment would be prohibited by Section 2.01(b). If no Election Notice is given before the end of the Election Period, the Company or Gazelle Holdco, as applicable, shall be deemed not to have elected for a Cash Exchange Payment to be provided in the applicable Exchange and shall be required to deliver Common Stock as provided herein, provided that to the extent that Section 2.01(b)(i) would prohibit the delivery of Common Stock for all Common Units being Exchanged, the Company or Gazelle Holdco, as applicable, shall be deemed as of the end of the Election Period to have given a timely Election Notice with respect to any Common Units that otherwise would be Exchanged for a number of shares of Common Stock in excess of the Cap.

(c) If a Holder has delivered a Notice of Exchange, Gazelle Holdco may, in its sole discretion, by means of delivery of a written notice (a “Call Election Notice”) to the Company and the Exchanging Holder prior to the end of the Election Period and subject to the terms of this Section 2.02(c), elect to purchase directly and acquire such Common Units as to which the Holder’s Notice of Exchange remains in effect on the Exchange Date by paying to the Exchanging Holder at the election of Gazelle Holdco as specified in the Call Election Notice either (i) a number of shares of Common Stock that is equal to the product of the number of Common Units to be Exchanged multiplied by the Exchange Rate, (ii) a Cash Exchange Payment or (iii) a combination of shares of Common Stock and a Cash Exchange Payment (the “Call Right”), whereupon Gazelle Holdco shall acquire the Common Units offered for exchange by the Exchanging Holder. For the avoidance of doubt, any Call Election Notice delivered pursuant to this Section 2.02(c) shall supersede any Election Notice. Except as otherwise provided by this Section 2.02(c), an exercise of the Call Right shall be consummated pursuant to the same timeframe and in the same manner as the relevant Exchange would have been consummated if Gazelle Holdco had not delivered a Call Election Notice.

(d) Contingent Notice of Exchange and Revocation by Holder.

(i) Except to the extent that the Company (or Gazelle Holdco) elects to complete an Exchange by delivery of a Cash Exchange Payment, Holder shall timely consummate within ten (10) Business Days after the completion of an Exchange, and such Exchange shall be conditioned on, the purchase of all of the shares of any Deliverable Common Stock delivered in such Exchange (whether in a tender or exchange offer, an underwritten offering or otherwise) by another Person or Persons whom, except in the case of a sale by the Exchanging Holder in an underwritten offering or bona fide block trade, such Exchanging Holder reasonably does not believe to be a Disqualified Purchaser (the “Resale Condition”). In addition, an Exchanging Holder may provide in a Notice of Exchange that such Exchange is contingent (including as to the timing) upon the occurrence of one or more events and/or effective upon a specified future date, subject to the waiver of such contingencies by the Exchanging Holder. To the extent that the Exchanging Holder fails to timely satisfy the Resale Condition with respect to an Exchange, such Exchange shall be automatically rescinded and void ab initio with respect to any shares of Deliverable Common Stock as to which the Resale Condition is not timely satisfied, provided that (x) if the managing underwriter for an offering of the Deliverable Common Stock that was to be delivered in such Exchange advises the Company and the Holder in writing that 50% or more of the shares of Deliverable Common Stock could have been sold without an Adverse Effect (as defined in the Registration Rights Agreement) the Holder shall be deemed to have effected an Exchange for purposes of Section 2.01(a)(x) and (y) if the managing underwriter for an offering of the Deliverable Common Stock that was to be delivered in such Exchange advises the Company and the Holder in writing that less than 50% or more of the shares of Deliverable Common Stock could not have been sold without an Adverse Effect the Holder shall be deemed not to have effected an Exchange for purposes of Section 2.01(a)(x). In no event shall an Exchange be rescinded with respect to any shares of Deliverable Common Stock as to which the Resale Condition has been satisfied, regardless of whether the Minimum Amount would remain satisfied with respect to such Exchange. Notwithstanding anything to the contrary in this Agreement, no Holder shall be permitted to effect an Exchange if any Holder continues to hold Common Stock with respect to any previously consummated Exchange.

(ii) Notwithstanding anything herein to the contrary, but subject to Section 2.02(d)(i), an Exchanging Holder may withdraw or amend a Notice of Exchange, in whole or in part, by delivery of a written notice of withdrawal to Parent and the Company or the Exchange Agent, specifying (1) the number of withdrawn Common Units, (2) if any, the number of Common Units as to which the Notice of Exchange remains in effect and confirmation that such number of Common Units as to which the Notice of Exchange remains in effect would not be less than the Minimum Amount and (3) if the Exchanging Holder so specifies, a new Exchange Date or any other new or revised information permitted in the Notice of Exchange (which new Exchange Date shall not be earlier than the date that is three (3) Business Days after the date such notice of withdrawal or amendment is received by Parent and the Company). To be effective, such notice of withdrawal or amendment must be delivered prior to the effectiveness of the Exchange and if an Election Notice has been delivered (or deemed delivered) with respect to a Cash Exchange Payment, within two (2) Business Days of the delivery (or deemed delivery) of such Election Notice.

(e) Each Exchange shall be deemed to be effective immediately prior to the close of business on the Exchange Date, and the Exchanging Holder (or other Persons whose names in which any Deliverable Common Stock is to be issued) shall be deemed to be a holder of any Deliverable Common Stock from and after the effectiveness of the Exchange. On or prior to the Exchange Date (unless the Call Right has been exercised), (i) when a Common Unit is to be Exchanged for shares of Deliverable Common Stock, Parent shall take all such action as may be required in order to issue such shares of Deliverable Common Stock and to sell, transfer, contribute or otherwise transfer to the Company such shares of Deliverable Common Stock for subsequent delivery to the Exchanging Holder in Exchange for such Common Unit, and (ii) when a Common Unit is to be Exchanged for a Cash Exchange Payment, Gazelle Holdco shall contribute or otherwise transfer to the Company the cash required to effect such Cash Exchange Payment, provided that Gazelle Holdco shall not be required to make any such contribution or transfer with respect to an Exchange that results in no Holder continuing to own any Common Units.

(f) On the Exchange Date, the Company (or Gazelle Holdco if the Call Right is exercised) shall deliver or cause to be delivered to the Exchanging Holder (or other Persons whose names in which any Deliverable Common Stock is to be issued) any Cash Exchange Payment payable in such Exchange or, if applicable, the number of shares of any Deliverable Common Stock deliverable in such Exchange, registered in the name of the Exchanging Holder (or other Persons whose names in which any Deliverable Common Stock is to be issued), and such Exchanging Holder shall deliver to the Company (or Gazelle Holdco) the Common Units to be Exchanged together with such instruments of transfer reasonably acceptable to Parent; provided that any delivery of Deliverable Common Stock pursuant to this sentence shall occur prior to 9:00 a.m., New York City time, on the Exchange Date.

(g) The shares of any Deliverable Common Stock, other than any such shares issued in an Exchange that has been registered under the Securities Act, shall bear a legend in substantially the following form:

THESE SECURITIES HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNDER THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD OR TRANSFERRED OTHER THAN IN ACCORDANCE WITH THE REGISTRATION REQUIREMENTS OF THE SECURITIES ACT OF 1933, AS AMENDED (OR OTHER APPLICABLE LAW), OR AN EXEMPTION THEREFROM.

(h) If (i) any shares of Deliverable Common Stock may be sold pursuant to a registration statement that has been declared effective by the SEC or (ii) all of the applicable conditions of Rule 144 under the Securities Act are met, Parent, upon the written request of the Holder, shall promptly, and in any event within two (2) Business Days, provide Holder or its respective transferees, without any expense to such Persons (other than applicable transfer taxes and similar governmental charges, if any), with new certificates (or evidence of book-entry shares) for securities of like tenor not bearing the provisions of the legend with respect to which the restriction has terminated. In connection therewith, Holder shall provide Parent with such information in its possession as Parent may reasonably request in connection with the removal of any such legend.

(i) Subject to the Registration Rights Agreement, Parent, the Company and Holder shall bear their own respective expenses in connection with the consummation of any Exchange by Holder, whether or not any such Exchange is ultimately consummated; provided, however, that Company will pay any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, any Exchange; provided, further, that if any shares of Deliverable Common Stock are to be delivered in a name other than that of Holder (or the Depository Trust Company or its nominee for the account of a participant of the Depository Trust Company that will hold the shares for the account of such Holder or its Permitted Transferee), then Holder and/or the Person in whose name such shares are to be delivered shall pay to Parent or the Company, as applicable the amount of any transfer taxes, stamp taxes or duties, or other similar taxes in connection with, or arising by reason of, such Exchange or shall establish to the reasonable satisfaction of Parent and the Company that such tax has been paid or is not payable.

Section 2.03 Adjustment.

(a) The Exchange Rate shall be adjusted proportionately if there is any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units that is not accompanied by a substantively identical subdivision or combination of the Common Stock. Unless a corresponding dividend or distribution has been paid with respect to the Common Units not owned by Gazelle Holdco, the Exchange Rate shall be adjusted equitably if there is a dividend or distribution paid with respect to the Common Stock other than with proceeds paid from a dividend or distribution with respect to the Common Units. The Exchange Rate shall be adjusted proportionately to reflect the increased number of shares of Common Stock outstanding following any issuance of Common Stock in order to fund payments under the Tax Receivable Agreement in accordance with section 3.04 of the LLC Agreement, provided that such an adjustment shall not result in any adjustment to the Cap.

(b) The Cap, the Minimum Amount and the Maximum Amount (in each case to the extent set forth in the definition thereof) shall be adjusted proportionately if there is any subdivision (by any stock or unit split, stock or unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock or unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Stock regardless of whether such subdivision or combination is accompanied by a substantively identical subdivision or combination of the Common Units. In the event that additional Common Units are issued pursuant to the exercise of any Holder’s rights pursuant to Section 3.05 of the LLC Agreement, the Cap shall be increased by one share of Common Stock multiplied by the Exchange Rate for each such additional Common Unit, to the fullest extent permitted by NYSE rules.

(c) If there is any reclassification, reorganization, recapitalization or other similar transaction in which the Common Stock is converted or changed into another security, securities or other property, then upon any subsequent Exchange, Holder shall be entitled to receive the amount of such security, securities or other property that such Exchanging Holder would have received if such Exchange had occurred immediately prior to the effective date of such reclassification, reorganization, recapitalization or other similar transaction, taking into account any adjustment as a result of any subdivision (by any split, dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, reorganization, recapitalization or otherwise) of such security, securities or other property that occurs after the effective time of such reclassification, reorganization, recapitalization or other similar transaction and prior to the effectiveness of the Exchange. For the avoidance of doubt, if there is any reclassification, reorganization, recapitalization or other similar transaction in which the Common Stock is converted or changed into another security, securities or other property, this Section 2.03(c) shall continue to be applicable, mutatis mutandis, with respect to such security or other property. This Agreement shall apply to, mutatis mutandis, and all references to “Common Units” shall be deemed to include, any security, securities or other property which may be issued in respect of, in exchange for or in substitution of Common Units, as applicable, by reason of stock or unit split, reverse stock or unit split, stock or unit dividend or distribution, combination, reclassification, reorganization, recapitalization, merger, exchange (other than an Exchange) or other transaction.

(d) This Agreement shall apply to the Common Units held by Impala and its Permitted Transferees as of the date hereof, as well as any Common Units hereafter acquired by Impala and its Permitted Transferees.

Section 2.04 Tender Offers and Other Events with Respect to Parent.

(a) Notwithstanding the restrictions set forth in the Governance Agreement, which shall not apply to any matter described in this Section 2.04, in the event that a tender offer, share exchange offer, issuer bid, merger, recapitalization or similar transaction with respect to Common Stock (a “Parent Offer”) is proposed by Parent or is proposed to Parent or its stockholders and approved by the Board or is otherwise effected or to be effected with the consent or approval of the Board, each Holder of Common Units shall be permitted (and, in the case of a Parent Change of Control Transaction required, subject to Section 2.04(d)) to participate in such Parent Offer by delivery of a Notice of Exchange (which Notice of Exchange shall, in the case of a Parent Change of Control Transaction be deemed delivered to the Company and Parent without any action by Holder, and an Election Notice shall be deemed to be delivered by the Company without any action by the Company immediately following such Notice of Exchange, in each case with respect to all Common Units held by any Holder, and in any case shall be effective immediately prior to the consummation of such Parent Offer (and, for the avoidance of doubt, shall be contingent upon such Parent Offer and not be effective if such Parent Offer is not consummated)).

(b) In the case of a Parent Offer proposed by Parent, Parent and each Holder will use their respective reasonable best efforts to take all such actions and do all such things as are necessary or desirable to enable and permit Holder to participate in such Parent Offer to the same extent or on an economically equivalent basis (taking into account the then-current Exchange Rate) as the holders of shares of Common Stock without discrimination; provided, however, that (x) without limiting the generality of this sentence (and without limiting the ability of each Holder to Exchange Common Units pursuant to the terms of this Agreement), Parent will, other than in the case of a Parent Change of Control Transaction, use its reasonable best efforts to ensure that Holder may participate in each such Parent Offer without first being required to Exchange Common Units and (y) the Company (or Gazelle Holdco), may deliver (or may be deemed to have delivered) an Election Notice to the extent necessary to comply with the Cap, in which case such Cash Exchange Payment shall equal the Fair Market Value of the consideration payable in the Parent Offer for the number of shares of Common Stock into which the Common Units are exchangeable for such Cash Exchange Payment.

(c) Notwithstanding anything to the contrary contained herein, if Parent, or the Company on behalf of Parent, delivers (or is deemed to deliver) an Election Notice in connection with any Exchange made to participate in a Parent Offer, the Cash Exchange Payment shall equal the Fair Market Value of the consideration payable in the Parent Offer for the number of shares of Common Stock into which the Common Units are exchangeable for such Cash Exchange Payment.

(d) In the event a Parent Change of Control Transaction is approved by the Board and, to the extent required by applicable Law or the certificate of incorporation of Parent, the holders of Parent’s common stock, each Holder shall take all action reasonably necessary or appropriate to cause all Common Units to be Exchanged prior to (but which Exchange may be contingent on) the consummation of such Parent Change of Control Transaction, and Parent, or the Company on behalf of Parent, shall deliver (or be deemed to have delivered) an Election Notice to make a Cash Exchange Payment with respect to all Common Units held by any Holder, which Cash Exchange Payment shall equal the Fair Market Value of the consideration payable in the Parent Offer for the number of shares of Common Stock into which the Common Units are exchangeable for such Cash Exchange Payment.

Section 2.05 Listing of Deliverable Common Stock. Parent shall use its reasonable best efforts to cause all Deliverable Common Stock to be listed on the same national securities exchange upon which the outstanding Common Stock may be listed or admitted to trading at the time of such issuance.

Section 2.06 Deliverable Common Stock to be Issued; Capital Structure.

(a) Parent shall at all times reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon an Exchange, the maximum number of shares of Deliverable Common Stock as shall be deliverable upon Exchange of all then-outstanding Common Units and shall take such other actions as are necessary to preserve the one-to-one ratio between the number of Common Units owned by Parent and its Subsidiaries in the aggregate and the number of shares of Common Stock then-outstanding; provided, however, that nothing contained herein shall be construed to preclude Parent, Gazelle Holdco or the Company from satisfying their respective obligations in respect of an Exchange by delivery of shares of Deliverable Common Stock that are held in the treasury of Parent or any of its Subsidiaries or by delivery of purchased shares of Deliverable Common Stock (which may or may not be held in the treasury of Parent or any Subsidiary thereof). Parent, Gazelle Holdco and the Company represent, warrant and covenant that all shares of Deliverable Common Stock issued upon an Exchange will, upon issuance thereof, be validly issued, fully paid and non-assessable.

(b) Parent, Gazelle Holdco and the Company shall take all actions necessary so that, for so long as this Agreement is in effect, subject to Section 2.03, the number of Common Units owned by Parent and its Subsidiaries in the aggregate equals the aggregate number of shares of Common Stock outstanding. Parent shall not in any manner effect any subdivision (by any stock split, stock dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse stock split, reclassification, reorganization, recapitalization or otherwise) of the shares of Common Stock, unless the Company simultaneously effects a subdivision or combination of the Common Units with an identical ratio. The Company shall not in any manner effect any subdivision (by any unit split, unit dividend or distribution, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse unit split, reclassification, reorganization, recapitalization or otherwise) of the Common Units, unless Parent simultaneously effects a subdivision or combination of the shares of Common Stock with an identical ratio.

Section 2.07 Distributions. No Exchange shall impair the right of an Exchanging Holder to receive any distributions payable on the Common Units so exchanged in respect of a record date that occurs prior to the Exchange Date for such Exchange. No adjustments in respect of distributions on any Common Unit will be made on the Exchange of any Common Unit, and if the Exchange Date with respect to a Common Unit occurs after the record date for the payment of a distribution on Common Units but before the date of the payment, then the registered Holder of the Common Unit at the close of business on the record date will be entitled to receive the distribution payable on the Common Unit on the payment date notwithstanding the Exchange of the Common Units or a default in payment of the distribution due on the Exchange Date, and, for the avoidance of doubt, no Exchanging Holder shall have the right to receive any distributions (including tax distributions) on any exchanged Common Unit with a record date that occurs from and after any Exchange Date. For the avoidance of doubt, an Exchanging Holder shall not be entitled to receive, in respect of a single record date, distributions or dividends both on Common Units exchanged by such Exchanging Holder and on shares of Deliverable Common Stock received by such Exchanging Holder in such Exchange.

ARTICLE III

REPRESENTATIONS AND WARRANTIES

Section 3.01 Representations and Warranties of the Parent Parties.

(a) Each of the Parent Parties represents and warrants that (i) it is a corporation or limited liability company duly incorporated or formed, as applicable, and is existing in good standing under the laws of the State of Delaware, (ii) it has all requisite corporate or limited liability company power, as applicable, and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby and, in the case of Parent, to issue the Deliverable Common Stock in accordance with the terms hereof, (iii) the execution and delivery of this Agreement by it and the consummation by it of the transactions contemplated hereby (including, in the case of Parent, the issuance of the Deliverable Common Stock) have been duly authorized by all necessary corporate or limited liability company action on its part, as applicable, and (iv) this Agreement constitutes a legal, valid and binding obligation of it enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

(b) Each of the Parent Parties represents that it does not have any contracts, other agreements, duties or obligations that are inconsistent with its duties and obligations (whether or not in its capacity as Managing Member) under this Agreement and covenants that, except for a Specified Contract or as otherwise expressly permitted by this Agreement, the LLC Agreement or the Governance Agreement, it will not enter into any contracts or other agreements or undertake or acquire any other duties or obligations that are inconsistent with such duties and obligations.

Section 3.02 Representations and Warranties of Impala. Impala represents and warrants that (i) it is duly incorporated and is in good standing under the laws of the State of New York, (ii) it has all requisite legal capacity and authority to enter into and perform this Agreement and to consummate the transactions contemplated hereby, (iii) the execution and delivery of this Agreement by it of the transactions contemplated hereby have been duly authorized by all necessary corporate action on the part of Impala and (iv) this Agreement constitutes a legal, valid and binding obligation of Impala enforceable against it in accordance with its terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally.

ARTICLE IV

MISCELLANEOUS

Section 4.01 Additional Holders. To the extent that Impala validly transfers any or all of its Common Units to another Person in a transaction in accordance with, and not in contravention of, the LLC Agreement, the Governance Agreement or the Registration Rights Agreement, as applicable, then such transferee (each, a “Permitted Transferee”) shall have the right, in connection with such transaction, to execute and deliver a joinder to this Agreement, substantially in the form of Exhibit B hereto, whereupon such Permitted Transferee shall become a Holder hereunder.

Section 4.02 Further Assurances. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Section 4.03 Notices. All notices, requests, claims, demands and other communications to be given or delivered under or by the provisions of this Agreement shall be in writing and shall be deemed given only (i) when delivered personally to the recipient, (ii) one Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid); provided that confirmation of delivery is received, (iii) when sent if sent by e-mail transmission, so long as a receipt of such e-mail is requested and received by non-automated response or (iv) five days after being mailed to the recipient by certified or registered mail (return receipt requested and postage prepaid). Such notices, demands and other communications shall be sent to the parties at the following addresses (or at such address for a party as will be specified by like notice):

(a)	if to any Parent Party to:

1500 Riveredge Parkway NW

Suite 100, 9th Floor

Atlanta, GA 30328

Attention: Lauren Tashma

Email: lauren.tashma@graphicpkg.com

with a copy to (which shall not constitute notice):

Alston & Bird LLP

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA 30309

Attention: William Scott Ortwein

Email: scott.ortwein@alston.com

(b)	if to Impala, to:

International Paper Company

6420 Poplar Avenue

Memphis, TN 38197

Attention: General Counsel

Email: sharon.ryan@ipaper.com

with a copy to (which shall not constitute notice):

Debevoise & Plimpton LLP

919 Third Avenue

New York, NY 10022

Attention: Jeffrey	J. Rosen

Michael A. Diz

Email: jrosen@debevoise.com

madiz@debevoise.com

Any party to this Agreement may notify any other party of any changes to the address or any of the other details specified in this paragraph; provided that such notification shall only be effective on the date specified in such notice or five Business Days after the notice is given, whichever is later. Rejection or other refusal to accept or the inability to deliver because of changed address of which no notice was given shall be deemed to be receipt of the notice as of the date of such rejection, refusal or inability to deliver.

Section 4.04 Binding Effect. The provisions of this Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and permitted assigns. No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations or liabilities hereunder upon any Person other than the parties hereto and their respective successors and permitted assigns.

Section 4.05 Governing Law; WAIVER OF JURY TRIAL Jurisdiction; Specific Performance.

(a) This Agreement and all issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by, and construed in accordance with, the Laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware. In furtherance of the foregoing, the internal Laws of the State of Delaware shall control the interpretation and construction of this Agreement, even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

(b) AS A SPECIFICALLY BARGAINED INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (WITH EACH PARTY HAVING HAD OPPORTUNITY TO CONSULT COUNSEL), EACH OF THE PARTIES EXPRESSLY AND IRREVOCABLY WAIVES THE RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY, REGARDLESS OF WHICH PARTY INITIATES SUCH ACTION OR PROCEEDING, AND ANY ACTION OR PROCEEDING UNDER THIS AGREEMENT OR ANY ACTION OR PROCEEDING ARISING OUT OF THE TRANSACTIONS CONTEMPLATED HEREBY OR ANY OTHER TRANSACTION AGREEMENT SHALL BE TRIED IN A COURT OF COMPETENT JURISDICTION BY A JUDGE SITTING WITHOUT A JURY.

(c) ANY ACTION WITH RESPECT TO THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER, OR FOR RECOGNITION AND ENFORCEMENT OF ANY JUDGMENT IN RESPECT OF THIS AGREEMENT AND THE RIGHTS AND OBLIGATIONS ARISING HEREUNDER BROUGHT BY THE OTHER PARTY OR PARTIES OR THEIR SUCCESSORS OR ASSIGNS, IN EACH CASE, SHALL BE BROUGHT AND DETERMINED EXCLUSIVELY IN THE DELAWARE COURT OF CHANCERY AND ANY STATE APPELLATE COURT THEREFROM WITHIN THE STATE OF DELAWARE (OR, IF THE DELAWARE COURT OF CHANCERY DECLINES TO ACCEPT JURISDICTION OVER A PARTICULAR MATTER, ANY STATE OR FEDERAL COURT WITHIN THE STATE OF DELAWARE). EACH OF THE PARTIES HEREBY IRREVOCABLY WAIVES, AND AGREES NOT TO ASSERT, BY WAY OF MOTION, AS A DEFENSE, COUNTERCLAIM OR OTHERWISE, IN ANY ACTION WITH RESPECT TO THIS AGREEMENT (I) ANY CLAIM THAT IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF THE ABOVE NAMED COURTS FOR ANY REASON OTHER THAN THE FAILURE TO SERVE IN ACCORDANCE WITH THIS SECTION 4.05, (II) ANY CLAIM THAT IT OR ITS PROPERTY IS EXEMPT OR IMMUNE FROM JURISDICTION OF ANY SUCH COURT OR FROM ANY LEGAL PROCESS COMMENCED IN SUCH COURTS (WHETHER THROUGH SERVICE OF NOTICE, ATTACHMENT PRIOR TO JUDGMENT, ATTACHMENT IN AID OF EXECUTION OF JUDGMENT, EXECUTION OF JUDGMENT OR OTHERWISE) AND (III) TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY CLAIM THAT (A) THE ACTION IN SUCH COURT IS BROUGHT IN AN INCONVENIENT FORUM, (B) THE VENUE OF SUCH ACTION IS IMPROPER OR (C) THIS AGREEMENT, OR THE SUBJECT MATTER HEREOF, MAY NOT BE ENFORCED IN OR BY SUCH COURTS. EACH OF THE PARTIES FURTHER AGREES THAT NO PARTY TO THIS AGREEMENT SHALL BE REQUIRED TO OBTAIN, FURNISH OR POST ANY BOND OR SIMILAR INSTRUMENT IN CONNECTION WITH OR AS A CONDITION TO OBTAINING ANY REMEDY REFERRED TO IN THIS SECTION 4.05 AND EACH PARTY WAIVES ANY OBJECTION TO THE IMPOSITION OF SUCH RELIEF OR ANY RIGHT IT MAY HAVE TO REQUIRE THE OBTAINING, FURNISHING OR POSTING OF ANY SUCH BOND OR SIMILAR INSTRUMENT. THE PARTIES HEREBY AGREE THAT MAILING OF PROCESS OR OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 4.03, OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW, SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER HEREIN PROVIDED.

(d) In the event of any actual or threatened default in, or breach of, any of the terms, conditions and provisions of this Agreement, the party who is, or is to be, thereby aggrieved will have the right to specific performance and injunctive or other equitable relief in respect of its rights under this Agreement, in addition to any and all other rights and remedies at law or in equity. The parties hereto agree that the remedies at law for any breach or threatened breach, including monetary damages, are inadequate compensation for any loss and that any defense in any action for specific performance that a remedy at law would be adequate is waived. Any requirements for the securing or posting of any bond with such remedy are waived by each of the parties hereto.

Section 4.06 Counterparts; Electronic Transmission of Signatures. This Agreement may be executed in one or more counterparts each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery of an executed counterpart of a signature page to this Agreement by facsimile or portable document format (PDF) shall be as effective as delivery of a manually executed counterpart of any such Agreement.

Section 4.07 Assignment; No Third Party Beneficiaries.

(a) This Agreement and all of the provisions hereto shall be binding upon and inure to the benefit of, and be enforceable by, the parties hereto and their respective successors and permitted assigns, but neither this Agreement nor any of the rights, interests or obligations set forth herein shall be assigned by any party hereto without the prior written consent of the other parties hereto and any purported assignment without such consent shall be void; provided, however, that the Agreement shall be assigned (in whole or in part, as applicable) to any Permitted Transferee to whom Common Units are transferred in accordance with the LLC Agreement and the Governance Agreement in compliance with Section 4.01.

(b) Nothing in this Agreement shall be construed as giving any Person, other than the parties hereto and their heirs, successors, legal representatives and permitted assigns, any right, remedy or claim under or in respect of this Agreement or any provision hereof.

Section 4.08 Expenses. Except as otherwise specifically provided herein, each party hereto shall bear its own expenses in connection with this Agreement and the transactions contemplated hereby.

Section 4.09 Severability. If any provision of this Agreement shall be held to be illegal, invalid or unenforceable under any applicable Law, then such contravention or invalidity shall not invalidate the entire Agreement. Such provision shall be deemed to be modified to the extent necessary to render it legal, valid and enforceable, and if no such modification shall render it legal, valid and enforceable, then this Agreement shall be construed as if not containing the provision held to be invalid, and the rights and obligations of the parties hereto shall be construed and enforced accordingly.

Section 4.10 Entire Agreement. This Agreement and, as applicable, the other Transaction Agreements (as defined in the Transaction Agreement), constitute the entire agreement among the parties with respect to the subject matter of this Agreement and supersede all prior agreements and understandings, both oral and written, among the parties with respect to the subject matter of this Agreement.

Section 4.11 Amendment. This Agreement may only be amended or modified, in whole or in part, at any time and from time to time by a written instrument signed by (i) each of the Parent Parties and (ii) the Holders of a majority of the outstanding Common Units entitled to be Exchanged pursuant to this Agreement.

Section 4.12 Waiver. Any failure of any of the parties to comply with any obligation, representation, warranty, covenant, agreement or condition herein may be waived at any time by any of the parties entitled to the benefit thereof only by a written instrument signed by each such party granting such waiver, but such waiver or failure to insist upon strict compliance with such obligation, representation, warranty, covenant, agreement or condition shall not operate as a waiver of or estoppel with respect to, any subsequent or other failure.

Section 4.13 Tax Treatment. This Agreement shall be treated as part of the LLC Agreement as described in Section 761(c) of the Code and Sections 1.704-1(b)(2)(ii)(h) and 1.761-1(c) of the Treasury Regulations promulgated thereunder. Unless otherwise required by applicable Law, the parties shall report an Exchange consummated hereunder as a taxable sale of the Common Units by Holder to Gazelle Holdco, and no party shall take a contrary position on any income tax return or amendment thereof.

[Signature Pages Follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first written above.

GRAPHIC PACKAGING HOLDING COMPANY

By:	/s/ Michael P. Doss
Name: Michael P. Doss
Title: President and Chief Executive Officer

GPI HOLDING III, LLC

By:	/s/ Michael P. Doss
Name: Michael P. Doss
Title: President and Chief Executive Officer

GRAPHIC PACKAGING INTERNATIONAL PARTNERS, LLC

By:	/s/ Michael P. Doss
Name: Michael P. Doss
Title: President and Chief Executive Officer

[Signature Page to Exchange Agreement]

INTERNATIONAL PAPER COMPANY

By:	/s/ C. Cato Ealy
	Name:	C. Cato Ealy
	Title:	Senior Vice President Corporate Development

[Signature Page to Exchange Agreement]

EXHIBIT A

FORM OF NOTICE OF EXCHANGE

To: Graphic Packaging International Partners, LLC

1500 Riveredge Parkway NW

Suite 100, 9th Floor

Atlanta, GA. 30328

The undersigned Holder hereby elects to Exchange                  Common Units in Graphic Packaging International Partners, LLC, a Delaware limited liability company (the “Company”), in accordance with the terms of the Exchange Agreement, dated as of January 1, 2018, by and among the Company, Graphic Packaging Holding Company, a Delaware corporation (“Parent”), GPI Holding III, LLC, a Delaware limited liability company (“Gazelle Holdco”), and International Paper Company, a New York corporation (the “Exchange Agreement”) and the Exchange rights referred to therein. Capitalized terms used herein and not otherwise defined have the meanings ascribed to them by the Exchange Agreement.

The undersigned Holder undertakes (i) to surrender such Common Units and any certificate therefor at the closing of the Exchange and (ii) to furnish to the Company, prior to the Exchange Date, the documentation, instruments and information required pursuant to the Exchange Agreement.

Dated:

Name of Holder:

(Signature)

(Street Address)

(City) (State) (Zip Code)